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Exhibit 3.91

                        THIRD AMENDMENT TO THE BYLAWS OF
               INTEGRATED SPECIALISTS MANAGEMENT SERVICES, INC.


Chapter 5, Section 500, entitled "Qualifications" is amended by deleting the same in its entirety and substituting in lieu thereof:

"Section 500. Reserved."



                            CERTIFICATE BY SECRETARY

I DO HEREBY CERTIFY AS FOLLOWS:

     That I am the duly elected, qualified, and acting Secretary of Integrated Specialists Management Services, Inc., and that the foregoing Third Amendment to the Bylaws of Integrated Specialists Management Services, Inc. was approved by the Board of Directors on February 23, 2001.


                                                 /s/ [Signature Illegible]
                                                 -------------------------------
                                                 Secretary